Exhibit 10.3
EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and dated as of October 16, 2017, and is entered into by and between Myovant Sciences Ltd., an exempted company incorporated and organized under the laws of Bermuda (“Issuer”) and NOVAQUEST PHARMA OPPORTUNITIES FUND IV, L.P., a Cayman Islands exempted limited partnership, and NOVAQUEST PHARMA OPPORTUNITIES FUND IV (PARALLEL), L.P., a Cayman Islands exempted limited partnership (collectively, “Purchaser”).
RECITALS
A.    Issuer has entered into a Securities Purchase Agreement with Purchaser and the other parties thereto on or about the date hereof (the “Securities Purchase Agreement”);
B.    In connection with the Securities Purchase Agreement and subject to the terms and conditions set forth in this Agreement, Issuer wishes to issue and sell to Purchaser, and Purchaser wishes to buy from Issuer, up to Twenty Million Dollars ($20,000,000) of Common Shares. The Common Shares to be purchased hereunder are referred to herein as the “Purchase Shares.”
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Issuer and Purchaser hereby agree as follows:
SECTION 1 DEFINITIONS AND RULES OF CONSTRUCTION
1.01    Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement. The following capitalized terms shall have the following meanings herein:
“Agreement” has the meaning given to it in the preamble to this Agreement.
“Claims” has the meaning given to it in Section 10.09.
“Confidential Information” has the meaning given to it in Section 10.10.
“Disqualification Event” has the meaning given to it in Section 5.12.
“Effective Date” has the meaning given to it in Section 2.01(a).
“Equity Commitment Termination Date” means the earlier of (a) (x) December 31, 2018 or (y) December 31, 2019 upon the request of the Issuer subject to the consent of the Purchaser, and (b) the date on which a Study Product Failure occurs.
“Equity Shortfall Amount” has the meaning given to it in Section 2.01(a).

“Event of Default” has the meaning given to it in Section 8.
“Exchange Cap” has the meaning given to it in Section 2.02.
“Issuer” has the meaning given to it in the preamble to this Agreement.
“Issuer Covered Person” has the meaning given to it in Section 5.12.
“Issuer Termination Notice” has the meaning given to it in Section 9.02.
“Indemnified Person” has the meaning given to it in Section 6.
“Liabilities” has the meaning given to it in Section 6.
“Material Adverse Effect” means (a) the occurrence of a Study Product Failure, or (b) a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Issuer and its Subsidiaries, taken as a whole; or (b) the ability of the Issuer to perform its obligations under this Agreement.
“Maximum Purchase Amount” means Twenty Million and No/100 Dollars ($20,000,000).
“Minimum Purchase Amount” has the meaning given to it in Section 2.01(a).
“Minimum Purchase Date” has the meaning given to it in Section 2.01(a).
“MNPI Notice” has the meaning given to it in Section 7.03.
“Principal Market” means the NYSE and any other principal market or exchange on which the Common Shares are listed or quoted for trading.
“Publicity Materials” has the meaning given to it in Section 10.14.
“Purchase Date” means, with respect to any purchase made pursuant to Section 2.01(a) of this Agreement, the Business Day on which Purchaser receives by 5:00 p.m., Eastern time, of such Business Day, a valid Purchase Notice that Purchaser is to buy Purchase Shares pursuant to Section 2.01(a) of this Agreement.
“Purchase Notice” means an irrevocable written notice from Issuer to Purchaser directing Purchaser to buy such applicable amount of Purchase Shares, pursuant to Section 2.01(a) of this Agreement, at the applicable Purchase Price as specified by Issuer therein on the specified Purchase Date, in substantially the form of Exhibit A hereto.
“Purchase Price” means, for each share of Common Stock, (A) the average of the VWAP per Common Share for each Trading Day in the five (5) consecutive Trading Days immediately prior to the relevant Purchase Date multiplied by (B) 105%.
“Purchase Shares” has the meaning given to it in the recitals to this Agreement.

“Purchaser Termination Notice” has the meaning given to it in Section 9.01.
“Purchaser” has the meaning given to it in the preamble to this Agreement.
“Restricted Person” has the meaning given to it in Section 7.03.
“SEC Reports” has the meaning given to it in Section 5.06.
“Securities Purchase Agreement” has the meaning given to it in the recitals to this Agreement.
“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Issuer owns or controls 50% or more of the outstanding voting securities.
“Trading Day” means a day on which the Principal Market is open for trading.
“VWAP” means, for any Trading Day, the volume-weighted average price per Common Share, calculated on the basis of trades executed on the Principal Market between regular trading hours (i.e. for the NYSE, the hours of 9:30 a.m. and 4:00 p.m. New York time), as reported by Bloomberg L.P. or, if not reported thereby, another alternative source as reasonably agreed to by Issuer and Purchaser.

SECTION 2     COMMON SHARES
2.01    Purchases of Common Shares.
(a)    Purchases. Subject to the terms and conditions of this Agreement, from and after the satisfaction of the conditions set forth in Section 3.01 of this Agreement (the “Effective Date”), Issuer shall have the right, but not the obligation, to direct Purchaser, by its delivery to Purchaser of a Purchase Notice from time to time, to purchase a number of Purchase Shares, at the Purchase Price on the Purchase Date. Issuer may deliver multiple Purchase Notices to Purchaser so long as at least fifteen (15) Business Days has passed since the most recent Purchase was completed. The aggregate Purchase Price of all Purchase Shares purchased pursuant to this Agreement shall not exceed the Maximum Purchase Amount; provided that, on or prior to December 31, 2018 (the “Minimum Purchase Date”), Issuer shall have issued and Purchaser shall have purchased Purchase Shares for an aggregate Purchase Price equal to at least Ten Million Dollars ($10,000,000) (the “Minimum Purchase Amount”). Subject to the limitations set forth in Section 2.02 of this Agreement, if Issuer has not requested that Purchaser purchase Purchase Shares for an aggregate Purchase Price of at least the Minimum Purchase Amount on or before sixteen (16) Business Days prior to the Minimum Purchase Date, Issuer shall be obliged to issue and be deemed to have requested that Purchaser purchase Purchase Shares effective sixteen (16) Business Days prior to the Minimum Purchase Date for an aggregate Purchase Price equal to the difference between the Minimum Purchase Amount and the sum of the Purchase Price for all previously issued Purchase Shares as of such date (the “Equity Shortfall Amount”), and Purchaser shall purchase such Purchase Shares in an aggregate amount equal to the Note Purchase Shortfall Amount one (1) Business Day prior to the Minimum Purchase Date; provided, however, if a Material Adverse Effect or Study Product Failure has occurred or is reasonably likely to occur, Purchaser shall not be required to purchase any such Purchase Shares pursuant to this Agreement.
(b)    Purchase Notice. To request a purchase pursuant to Section 2.01(a) of this Agreement, prior to the Equity Commitment Termination Date, Issuer shall complete, sign and deliver a Purchase Notice at least fifteen (15) Business Days before the requested Purchase Date to Purchaser. Purchaser shall purchase the Purchase Shares in the manner requested by the Purchase Notice; provided that (i) each of the conditions precedent to the issuance and sale of such Purchase Shares is satisfied as of the requested Purchase Date, and (ii) no Purchase Notice shall be delivered and no Purchase Shares shall be issued for a Purchase Price on the relevant Purchase Date of less than $1,000,000.
(c)    Payment. For each purchase pursuant to Section 2.01(a) of this Agreement, within two (2) business days following the relevant Purchase Date (each such date, a “Settlement Date”) (i) Purchaser shall pay to Issuer an amount equal to the aggregate Purchase Price set forth in the Purchase Notice with respect to such purchase as full payment for such Purchase Shares via wire transfer of immediately available funds to a bank account designated by Issuer from time to time in accordance with the provisions of this Agreement and (ii) Issuer will instruct its transfer agent to register and deliver via electronic book-entry, or otherwise cause to be delivered a certificate representing, the Purchase Shares being purchased by Purchaser.

2.02    Principal Market Purchase Limitations. Issuer shall not issue or sell any Purchase Shares, and Purchaser shall not purchase or acquire any Purchase Shares, pursuant to this Agreement, if, after giving effect thereto, it would breach Issuer’s obligations under the applicable rules of the Principal Market, including without limitation, Issuer’s obligation to obtain shareholder approval (the “Exchange Cap”).  In the event that Issuer, upon advice of its counsel, determines that any purchase and sale of Purchase Shares hereunder would likely breach Issuer’s obligations under applicable Principal Market rules, such purchase and sale shall only proceed to the extent that Issuer elects, in its sole discretion, to solicit shareholder approval or otherwise bring such purchase and sale into compliance with the applicable rules and regulations of the Principal Market.  For the avoidance of doubt, Issuer may, but shall be under no obligation to, request its shareholders to approve the issuance and sale of Purchase Shares under this Agreement. The Exchange Cap shall be applicable for all purposes of this Agreement and the Securities Purchase Agreement and the transactions contemplated hereunder and thereunder.
SECTION 3     CONDITIONS PRECEDENT TO COMMON SHARE PURCHASES
The obligations of Purchaser to purchase the Purchase Shares hereunder are subject to the satisfaction by Issuer of the following conditions on or prior to the Effective Date and each Purchase Date:
3.01    Conditions to the Effectiveness. This Agreement shall become effective upon the satisfaction or, where legally permissible, the waiver of each of the following conditions:
(a)    The execution and delivery of this Agreement by each of the Purchaser and the Issuer;
(b)    All corporate and other proceedings in connection with the transactions contemplated under this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested; and
(c)    The Secretary of Issuer shall have delivered to Purchasers as of the Effective Date, a certificate certifying (i) the Bye-laws of Issuer and (ii) resolutions of the Board of Directors of Issuer approving this Agreement and the transactions contemplated hereunder.
3.02    All Purchases. As of each Purchase Date:
(a)    The representations and warranties of Issuer set forth in Section 5 of this Agreement shall be true and correct as though made as of such Purchase Date (except for representations and warranties that speak as of a specific date);
(b)    The representations and warranties of Purchaser set forth in Section 4 of this Agreement shall be true and correct as of the date hereof and as of the Purchase Date as though made at that time (except for representations and warranties that speak as of a specific date);

(c)    All Purchase Shares to be issued by Issuer to Purchaser on the Settlement Date for such Purchase Date shall have been approved for listing on the Principal Market in accordance with the applicable rules and regulations of the Principal Market, subject only to official notice of issuance;
(d)    Issuer shall have performed, satisfied and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with on or before such Purchase Date;
(e)    No fact or condition shall exist that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default;
(f)    No Material Adverse Effect or Study Product Failure shall have occurred or shall be reasonably likely to occur;
(g)    All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Purchase Shares pursuant to this Agreement shall be obtained and effective as of the Purchase Date; and
(h)    Purchaser shall have received a certificate, executed by an authorized officer of Issuer, dated as of such Purchase Date, certifying that the conditions specified in Section 3.02(a), (c), (d), (e) and (f) have been fulfilled.
SECTION 4     REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Issuer that as of the date hereof and as of each Purchase Date:
4.01    Authorization. Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Purchaser, will constitute a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors' rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
4.02    Purchase Entirely for Own Account. Purchaser is acquiring the Purchase Shares for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Purchaser does not have any present intention of selling, granting any participation in, or otherwise distributing the Purchase Shares. Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Purchase Shares. Purchaser has not been formed for the specific purpose of acquiring the Purchase Shares.

4.03    Disclosure of Information. Purchaser has had an opportunity to discuss Issuer’s business, management, financial affairs and the terms and conditions of the offering of the Purchase Shares with Issuer’s management.
4.04    Restricted Securities. Purchaser understand that the Purchase Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed in this Agreement. Purchaser understands that the Purchase Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Purchase Shares indefinitely unless they are registered with the SEC and qualified by state authorities or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that Issuer has no obligation to register or qualify the Purchase Shares. Purchaser further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale and the holding period for the Purchase Shares and on requirements relating to Issuer that are outside of Purchaser’s control, and that Issuer is under no obligation and may not be able to satisfy.
4.05    Legends. Purchaser understand that the Purchase Shares may bear any one or more of the following legends: (a) any legend required by the securities laws of any state to the extent such laws are applicable to the Purchase Shares represented by the certificate so legended, and (b) the following:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”
4.06    Accredited and Sophisticated Purchaser. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D of the Securities Act. Purchaser is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchase Shares; provided that to the extent the Purchaser has been formed for the foregoing purpose, it is hereby making the respective representations under this Section 4 with respect to each of its investors.
4.07    No General Solicitation. Neither Purchaser nor any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including through a broker or finder (i) engaged in any general solicitation with respect to the offer and sale of the Purchase Shares, or (ii) published any advertisement in connection with the offer and sale of the Purchase Shares.

SECTION 5     REPRESENTATIONS AND WARRANTIES OF ISSUER
Issuer represents and warrants as of the date hereof and each Purchase Date that:
5.01    Corporate Status. Issuer and each of its Subsidiaries is duly incorporated and/or organized, legally existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, and is duly qualified as a foreign corporation or other entity, as applicable, in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; Enforcement; Conflicts. Issuer’s execution, delivery and performance of this Agreement and consummation of the sale and purchase of the Purchase Shares hereunder (a) have been duly authorized by all necessary corporate action of Issuer, (b) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and Liens created by the Securities Purchase Agreement and the other Note Documents, (c) do not violate any provisions of Issuer’s certificate of incorporation, memorandum of association, bye-laws, or any law, regulation, order, injunction, judgment, decree or writ to which Issuer is subject, and (d) does not violate any material contract or material agreement of Issuer, except as otherwise disclosed pursuant to the Securities Purchase Agreement or as would not reasonably be expected to have a Material Adverse Effect. The individual or individuals executing this Agreement are duly authorized to do so.
5.03    Filings, Consents and Approvals. Assuming the accuracy of the representations made by Purchaser in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of Issuer in connection with the purchases hereunder except for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.
5.04    Issuance of the Purchase Shares. The Purchase Shares, when issued, sold and delivered in accordance with the terms and conditions and for the consideration set forth herein, will be duly authorized, validly issued, fully paid and nonassessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and free of restrictions on transfer other than restrictions on transfer herein or under the Securities Purchase Agreement, applicable state and federal securities laws and Liens or encumbrances created by or imposed by Purchaser. The issuance of the Purchase Shares will not be subject to any preemptive or similar rights that have not been validly waived. Assuming the accuracy of the representations made by Purchaser in this Agreement, and subject to filings described in Section 5.02 above, the offer, sale and issuance of the Purchase Shares to be issued pursuant to and in conformity with the terms and conditions of this Agreement, will comply with all applicable federal and state securities laws. The issuance and sale of the Purchase Shares hereunder does not contravene the rules and regulations of the Principal Market or exchange on which the Purchase Shares are listed or quoted for trading.

5.05    Capitalization. The capitalization of Issuer is as set forth in the SEC Reports (as defined below) in each case as of the dates set forth therein. Except as otherwise disclosed pursuant to the Securities Purchase Agreement or in the SEC Reports, (a) no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement, (b) the issuance and sale of the Purchase Shares under this Agreement will not obligate Issuer to issue Purchase Shares or other securities to any Person (other than Purchaser) and will not result in a right of any holder of Issuer securities to adjust the exercise, conversion, exchange or reset price under any of such securities and (c) there are no stockholders agreements, voting agreements or other similar agreements with respect to Issuer’s shares to which Issuer is a party or, to the knowledge of Issuer, between or among any of Issuer’s shareholders.
5.06    SEC Reports; Financial Statements. Issuer has filed all reports under Section 13 or 15(d) of the Exchange Act during the 12 months preceding the date hereof (or such shorter period as the Issuer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), other than Form 8-K reports, required to have been filed. None of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Issuer has never been an issuer subject to Rule 144(i) under the Securities Act.
5.07    Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Issuer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the purchases under this Agreement. Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 5.07 that may be due in connection with the purchases under this Agreement.
5.08    Listing and Maintenance Requirements. The Common Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Issuer has taken no action designed to terminate, or which to its knowledge is likely to have the effect of terminating, the registration of the Common Shares under the Exchange Act nor has Issuer received any notification that the Commission is contemplating terminating such registration. Issuer has not, in the 12 months preceding the date hereof, received notice from the NYSE (or other Principal Market on which the Common Shares are listed) to the effect that Issuer is not in compliance with the listing or maintenance requirements of such exchange in any material respect that would reasonably be expected to result in a delisting from such exchange. Issuer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

5.09    No Integrated Offering. Assuming the accuracy of Purchasers’ representations and warranties set forth in Section 4 of this Agreement, neither Issuer, any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would reasonably be expected to cause the issuance of the Purchase Shares to Purchaser to be integrated with prior offerings by Issuer and as a result require (a) the registration of the Purchase Shares under the Securities Act, or (b) shareholder approval under any applicable rules of the NYSE (or other Principal Market on which the Common Shares are listed).
5.10    No General Solicitation. Neither Issuer nor any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including through a broker or a finder (a) engaged in any general solicitation with respect to the offer and sale of the Purchase Shares, or (b) published any advertisement in connection with the offer and sale of the Purchase Shares.
5.11    Regulation M Compliance. Issuer has not, and to its knowledge no one acting on its behalf has (a) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Issuer to facilitate the sale or resale of any of the Purchase Shares or (b) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Purchase Shares.
5.12    No Disqualification Events. With respect to the Purchase Shares to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of Issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Issuer participating in the offering hereunder, any beneficial owner of 20% or more of Issuer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Issuer in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Issuer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event and will notify Purchaser in writing, prior to any Purchase Date, of (a) any Disqualification Event relating to any Issuer Covered Person, and (b) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person. Issuer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Purchaser a copy of any disclosures provided thereunder.
5.13    Material Adverse Effect. No event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Issuer is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.
5.14    Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Issuer, threatened in writing against Issuer or any of its Subsidiaries or their respective property, that is reasonably expected to result in a Material Adverse Effect.

5.15    Compliance with Laws; Affiliate Transactions.
(a)    Neither Issuer nor any of its Subsidiaries is in violation in any material respect of any law, rule or regulation, or in default in any material respect with respect to any judgment, writ, injunction or decree of any Governmental Authority.
(b)    Neither Issuer nor any of its Subsidiaries is in default in any material manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound, including the Roivant Documents, and, to the knowledge of Issuer with respect to any Person other than Issuer or its Subsidiaries, no event of default or event that with the passage of time would result in an event of default exists under any agreement or instrument evidencing material Indebtedness.
(c)    Neither Issuer nor any of its Subsidiaries, nor to Issuer’s knowledge, any of its or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. Neither Issuer nor any of its Subsidiaries, nor to the knowledge of Issuer, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (1) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations, including the Anti-Bribery Laws, or (2) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(d)    Except as disclosed pursuant to the Securities Purchase Agreement, Issuer and each of its Subsidiaries has implemented, and maintains in effect, policies and procedures to the extent necessary to ensure compliance by Issuer and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Issuer, its Subsidiaries and their respective officers and employees and, to the knowledge of Issuer, its Subsidiaries and their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
(e)    Neither Issuer nor any of its Subsidiaries nor any of their respective directors, officers or employees, is a Sanctioned Person. No use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(f)    Neither Issuer’s nor any of its Subsidiaries’ properties or assets has been used by Issuer or such Subsidiary or, to Issuer’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws.
(g)    Issuer and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
5.16    Investment Company Act. Neither Issuer nor any of its Subsidiaries is required to register as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Issuer nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Neither Issuer nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.
5.17    Information Correct and Current. No written information, report, Purchase Notice, financial statement, exhibit or schedule furnished, by or on behalf of Issuer to Purchaser in connection with this Agreement or the Securities Purchase Agreement, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such written information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Issuer to Purchaser, whether prior to or after the Purchase Date, shall be (a) provided in good faith and based on the most current data and information available to the Issuer at the time prepared and (b) the most current of such projections provided to the Board of Directors of Issuer (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Issuer, that no assurance is given that any particular projections will be realized, that actual results may differ).

5.18    Tax Matters.
(a)    Except disclosed in SEC Reports or pursuant to the Securities Purchase Agreement and except those being contested in good faith with adequate reserves under GAAP or IFRS, as applicable, (i) Issuer has filed all material federal, state and local tax returns that it is required to file, (ii) Issuer has duly paid or fully reserved for all material taxes or installments thereof (including any interest or penalties) as and when due, or which have or may become due pursuant to such returns, and (iii) Issuer has paid or fully reserved for any material tax assessment received by it which remains unpaid, if any (including any taxes being contested in good faith and by appropriate proceedings).
(b)    Issuer is not a tax resident in Switzerland within the meaning Article 9(1) of the Swiss Withholding Tax Act.
(c)    There is no stamp duty or similar taxes payable on the issue or transfer of the Purchase Shares under current United Kingdom tax law provided that neither an instrument of transfer in respect of such Purchase Shares is executed in the United Kingdom by any person (other than the Issuer) nor is the instrument of transfer in respect of such Purchase Shares brought into the United Kingdom by any person (other than the Issuer).
5.19    Intellectual Property Claims. Except disclosed in SEC Reports or the Disclosure Letter to the Securities Purchase Agreement, (a) each of the material Copyrights, Trademarks and Patents is valid and enforceable and (b) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part. Exhibit C to the Disclosure Letter to the Securities Purchase Agreement is a true, correct and complete list of Issuer’s and its Subsidiaries’, registered Trademarks, registered Copyrights, and material agreements under which Issuer licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Issuer, in each case as relates to the Study Product as of the Purchase Date. Issuer and its Subsidiaries are not in material breach of, nor have Issuer or its Subsidiaries failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, except as disclosed to Purchaser, to Issuer’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.
5.20    Intellectual Property. Except as disclosed in SEC Reports or the Disclosure Letter to the Securities Purchase Agreement, Issuer and its Subsidiaries have all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Issuer’s and its Subsidiaries’ businesses as currently conducted and proposed to be conducted by such parties. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Article 9 of the UCC or other applicable law, Issuer and its Subsidiaries have the right, to the extent required to operate their business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of their business as currently conducted and proposed to be conducted by them, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party.

5.21    Products. Except as disclosed in SEC Reports or the Disclosure Letter to the Securities Purchase Agreement, no material Intellectual Property owned by Issuer or its Subsidiaries or Issuer Product has been or is subject to any actual or, to the knowledge of Issuer, threatened in writing litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by Issuer or any of its Subsidiaries or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Issuer or any of its Subsidiaries to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Issuer or any of its Subsidiaries or Products, except where such decree, order, judgment, agreement, stipulation or award would not reasonably be expected to have a Material Adverse Effect. Neither Issuer nor any of its Subsidiaries has received any written notice or claim, or, to the knowledge of Issuer, oral notice or claim, challenging or questioning their ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the knowledge of Issuer, is there a reasonable basis for any such claim in each case to where such notice or claim would reasonably be expected to have a Material Adverse Effect. To Issuer’s knowledge, neither Issuer’s nor its Subsidiaries’ use of its Intellectual Property or the production and sale of Products infringes the valid Intellectual Property or other rights of others in any material respect.
5.22    Financial Accounts. Exhibit D to the Disclosure Letter to the Securities Purchase Agreement, is a true, correct and complete list of (a) all banks and other financial institutions at which Issuer or any of its Subsidiaries maintains Deposit Accounts and (b) all institutions at which Issuer or any of its Subsidiaries maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
5.23    Capitalization and Subsidiaries. Issuer and its Subsidiaries do not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.

5.24    Pensions. Save for Myovant Ireland, none of Issuer nor any Subsidiary is, or has at any time been, (a) an employer (for the purposes of sections 38 to 51 of the U.K. Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the U.K. Pensions Schemes Act 1993) or (b) “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the U.K. Pensions Act 2004) such an employer.
5.25    Study Product Regulatory Matters.
(a)    Issuer and each of its Subsidiaries holds all material approvals and authorizations from Governmental Authorities necessary for such party to conduct its business in the manner in which such business is being conducted with respect to the Study Product, including with respect to the conduct of the then ongoing Clinical Studies and the development, manufacture and testing of the Study Product, and all such approvals and authorizations are in good standing and in full force and effect. Neither Issuer nor any of its Subsidiaries has received any notice or any other communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such approvals or authorizations, except where such notice or communications would not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither Issuer nor any of its Subsidiaries has, with respect to the Study Product, knowingly made any untrue statement of material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement, that provides or would reasonably be expected to provide a basis for a Governmental Authority to invoke the U.S. Food and Drug Administration’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any other Governmental Authority.
(c)    Neither Issuer nor any of its Subsidiaries is, or has ever been, (A) debarred by a Governmental Authority, (B) a party to a settlement, consent or similar agreement with a Governmental Authority regarding the Study Product, or (C) charged with, or convicted of, violating any applicable law regarding the Study Product.
(d)    The Study Product is being and at all times has been (as applicable) developed, tested, manufactured, labeled, and stored by or, to the Issuer’s knowledge, on behalf of, the Issuer and its Subsidiaries in compliance in all material respects with all applicable laws, including with respect to investigational use, good clinical practices, good laboratory practices, good manufacturing practices, record keeping, security, and filing of reports.
(e)    Since April 29, 2016, the Study Product has not been the subject of or subject to (as applicable) any recall, suspension, market withdrawal, seizure, warning letter, other written communication, in each case asserting lack of compliance by the Issuer or its Subsidiaries with any applicable law, except as would not reasonably be expected to result in a Material Adverse Effect. No Study Product Failure has occurred. No event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for any of the foregoing events.

(f)    As of the date hereof, the Issuer has made available to Purchaser true and complete copies of all requested material clinical data, reports and analysis and all requested material correspondence with the U.S. Food and Drug Administration.
(g)    Neither Issuer nor any of its Subsidiaries nor any of their respective Affiliates has received any adverse written notice from any Governmental Authority regarding the approvability or approval of the Study Product that would reasonably be expected to result in a Study Product Failure.
(h)    No Governmental Authority has imposed, or communicated its intent to impose, a suspension, clinical hold, or other adverse regulatory action regarding the Study Product that would reasonably be expected to result in a Study Product Failure.
(i)    Neither Issuer nor any of its Subsidiaries has any intent to suspend or terminate a Clinical Study in a manner that would reasonably be expected to result in a Study Product Failure.
SECTION 6     INDEMNIFICATION
Issuer agrees to indemnify and hold Purchaser and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person in connection with claims arising out of the transactions contemplated herein, or any actions or failures to act in connection herewith, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct or from, any and all liabilities with respect to, or resulting from any delay in paying, and, for the avoidance of doubt, except as set forth in Section 5.18(c) with respect to the initial issuance of the Purchased Shares, any and all transfer or other similar taxes that may be payable or determined to be payable with respect to the execution, delivery, performance, enforcement or registration of any of this Agreement or the purchase or subsequent transfer of the Purchase Shares. In no event shall Issuer or any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6 shall survive the expiration or other termination of this Agreement.
SECTION 7     COVENANTS
7.01    Listing. Issuer shall use commercially reasonable efforts to maintain the listing of the Common Shares on the Principal Market and shall comply in all respects with Issuer’s reporting, filing and other obligations under the rules and regulations of such Principal Market. Issuer shall not take any action that would reasonably be expected to result in the delisting or suspension of the Common Shares on such Principal Market, except in connection with the listing of the Common Shares on another Principal Market.

7.02    Reserved.
7.03    Due Diligence. Purchaser shall have the right, from time to time as Purchaser may reasonably deem appropriate and upon reasonable advance notice to Issuer, to perform reasonable due diligence on Issuer during normal business hours. Issuer and its officers and employees shall provide information and reasonably cooperate with Purchaser in connection with any reasonable request by Purchaser related to Purchaser’s due diligence of Issuer. All information received by Purchaser pursuant to this Section 7.03 shall be subject to the confidentiality provisions of Section 10.10 of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event any Purchaser provides Issuer with written notice that such Purchaser desires not to receive any material, non-public information (a “Restricted Person”), (a) neither Issuer nor any other Person acting on its behalf shall provide Purchasers or their agents or counsel with any information that constitutes or may reasonably be considered to constitute material, non-public information, and (b) in the case of any notice pursuant to any provision of this Agreement, Issuer shall promptly notify each Restricted Person in writing or orally that Issuer desires to deliver a notice to such Restricted Purchaser containing material non-public information (an “MNPI Notice”). Within five (5) Business Days of receipt of such notification, the Restricted Person may either (i) refuse the delivery of such MNPI Notice, in which case Issuer’s obligations to deliver such notice to such Restricted Person shall be deemed satisfied, or (ii) notify Issuer that it wishes to receive such MNPI Notice. A Restricted Person may upon not less than five (5) days prior written notice to Issuer elect to cease being a Restricted Person.
7.04    Purchase Records. Purchaser and Issuer shall each maintain records showing the remaining amount available under the Maximum Purchase Amount at any given time and the dates and amounts of each purchase under this Agreement.
7.05    Other Transactions. Issuer shall not enter into, announce or recommend to its shareholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of Issuer to perform its obligations under this Agreement.
7.06    Use of Proceeds. Issuer agrees that the proceeds of the Purchased Shares shall be used solely to pay related fees and expenses in connection with this Agreement and to support the clinical development and commercialization of the Study Product.
SECTION 8     EVENTS OF DEFAULT
The occurrence of any one or more of the following events shall be an “Event of Default:”
8.01    Any representation or warranty made by Issuer herein shall have been false or misleading in any material respect when made or when deemed made;
8.02    The delisting of the Common Shares from a Principal Market, unless the Common Shares are immediately thereafter trading on another Principal Market;

8.03    The failure for any reason by the Issuer’s transfer agent to issue Purchase Shares to Purchaser within five (5) Business Days after the applicable Purchase Date;
8.04    Issuer breaches any representation, warranty, covenant or other term or condition under this Agreement in any material respect and, in the case of a breach of a covenant, if such breach is reasonably curable, such breach continues for more than five (5) Business Days after Issuer has received notice or has actual knowledge of such breach;
8.05    An Insolvency Event occurs with respect to any Note Party; or
8.06    The authority or ability of Issuer to conduct its business as a whole is limited or wholly or substantially curtailed by any seizure, expropriation or nationalization by or on behalf of any Governmental Authority or other Person in relation to Issuer or any of its assets.
In addition to any other rights and remedies under applicable law and this Agreement, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, Issuer shall not deliver to Purchaser any Purchase Notice, and Purchaser shall not be required to purchase any Common Shares under this Agreement.
SECTION 9     TERMINATION
This Agreement may be terminated only as follows:
9.01    So long as an Event of Default has occurred and is continuing, Purchaser shall have the option to terminate this Agreement by delivering notice (a “Purchaser Termination Notice”) to Issuer electing to terminate this Agreement without any liability whatsoever of any party to any other party under this Agreement (except as set forth below). The Purchaser Termination Notice shall be effective one (1) Business Day after it has been received by Issuer.
9.02    Subject to Issuer selling Purchase Shares to Purchaser in an amount of at least the Minimum Purchase Amount, at any time after the Effective Date, Issuer shall have the option to terminate this Agreement for any reason or for no reason by delivering notice (an “Issuer Termination Notice”) to Purchaser electing to terminate this Agreement without any liability whatsoever of any party to any other party under this Agreement (except as set forth below). The Issuer Termination Notice shall be effective one (1) Business Day after it has been received by Purchaser.
9.03    This Agreement shall automatically terminate on the date that Issuer sells and Purchaser purchases the Maximum Purchase Amount, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement (except as set forth below).

9.04    Except as set forth in Section 9.01, any termination of this Agreement pursuant to this Section 9 shall be effected by written notice from Issuer to Purchaser, setting forth the basis for the termination hereof. No termination of this Agreement shall (i) affect Issuer’s or Purchaser’s rights or obligations under this Agreement with respect to pending purchases and Issuer and Purchaser shall complete their respective obligations with respect to any pending purchase under this Agreement or (ii) be deemed to release Issuer or Purchaser from any liability for intentional misrepresentation or willful breach of this Agreement.
SECTION 10     MISCELLANEOUS
10.01    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
10.02    Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:
(a)    If to the Purchaser:
NovaQuest Pharma Opportunities Fund IV, L.P.
NovaQuest Pharma Opportunities Fund IV (Parallel), L.P.
Attention: Matthew Bullard
4208 Six Forks Road, Suite 920
Raleigh, NC 27609
Email: matthew.bullard@nqcapital.com
Telephone: 919-459-8628
with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
Attention: Daniel S. Porper and Robert E. Futrell Jr.
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Email: dporper@wyrick.com and rfutrell@wyrick.com
Telephone: 919-781-4000

(b)    If to Issuer:
c/o Myovant Sciences Ltd.
Attention: Frank Karbe
2000 Sierra Point Parkway, 9th Floor
Brisbane, CA 94005
email: Frank.Karbe@myovant.com
Telephone: 650-238-0241
with a copy (which shall not constitute notice) to:

COOLEY LLP
Attention: Gian-Michele a Marca
500 California Street
San Francisco, CA 94117
email: gmamarca@cooley.com
Telephone: 415-693-2148
or to such other address as each party may designate for itself by like notice.
10.03    Entire Agreement; Amendments.
(a)    This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersedes and replaces in its entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.
(b)    No provision of this Agreement may be amended other than by a written instrument signed by both parties hereto.
10.04    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
10.05    No Waiver. No provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10.06    Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto or thereto shall be for the benefit of Issuer and Purchaser and shall survive the execution and delivery of this Agreement. Sections 6, 10.06 and 10.10 shall survive the termination of this Agreement.
10.07    Governing Law. This Agreement has been negotiated and delivered to Purchaser and Issuer in the State of New York. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
10.08    CONSENT TO JURISDICTION AND VENUE. ALL JUDICIAL PROCEEDINGS ARISING IN OR UNDER OR RELATED TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE COURT LOCATED IN THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURTS FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT PURCHASER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ISSUER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. ISSUER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.08. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. SERVICE OF PROCESS ON ANY PARTY HERETO IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF GIVEN IN ACCORDANCE WITH THE REQUIREMENTS FOR NOTICE SET FORTH HEREIN, AND SHALL BE DEEMED EFFECTIVE AND RECEIVED AS SET FORTH HEREIN. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.09    Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF ISSUER AND PURCHASER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY ISSUER AGAINST PURCHASER OR BY PURCHASER AGAINST ISSUER. This waiver extends to all such Claims, including Claims that involve Persons other than Issuer and Purchaser; Claims that arise out of or are in any way connected to the relationship among the Issuer and Purchaser; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.
10.10    Confidentiality. Purchaser acknowledges that certain items of information provided to Purchaser by the Issuer are confidential and proprietary information of Issuer, if and to the extent such information either (x) is marked as confidential by Issuer at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Purchaser agrees that any Confidential Information it may obtain in connection with this Agreement shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Issuer, except that Purchaser may disclose any such information: (a) to its own and to its Affiliates’ limited partners, members, managers, directors, individuals or bodies responsible for governance of Purchaser (including Purchaser’s and Purchaser’s Affiliates’ investment committees and limited partner advisory committees), officers, employees, accountants, counsel and other professional advisors if Purchaser in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Purchaser; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Purchaser’s counsel; (e) to comply with any legal requirement or law applicable to Purchaser; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under this Agreement; or (g) otherwise with the prior consent of Issuer; provided that any disclosure made in violation of this Agreement shall not affect the obligations of Issuer hereunder.
10.11    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Issuer shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser, including by merger or consolidation. Purchaser may not assign its rights or obligations under this Agreement.

10.12    Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
10.13    No Third Party Beneficiaries. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than the parties hereto and, except as otherwise so provided, all provisions of this Agreement will be personal and solely between Issuer and Purchaser.
10.14    Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party. Notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party or pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 10.10.
10.15    Enforcement Costs. In the event of a dispute arising out of or relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party has breached this Agreement, then in addition to any other available remedies, the non-breaching party shall be entitled to (in addition to all other available remedies), and the breaching party shall be liable for, the reasonable legal fees and expenses incurred by the non-breaching party in connection with such dispute, including any appeals in connection therewith.
10.16    Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
10.17    Service of Process. Issuer shall appoint C T Corporation System as its agent for the purpose of receiving and forwarding service of any process in the United States of America.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.
ISSUER:
MYOVANT SCIENCES LTD.

Signature:	/s/ Marianne L. Romeo
Print Name:	Marianne L. Romeo
Title:	Head, Global Transactions & Risk Management

PURCHASER:
NOVAQUEST PHARMA OPPORTUNITIES FUND IV, L.P.

By: NQ POF IV GP, L.P., its general partner
By: NQ POF IV GP, LTD, its general partner

Signature:	/s/ John L. Bradley, Jr.
Print Name:	John L. Bradley, Jr.
Title:	Director

NOVAQUEST PHARMA OPPORTUNITIES FUND IV (PARALLEL), L.P.

By: NQ POF IV GP, L.P., its general partner
By: NQ POF IV GP, LTD, its general partner

Signature:	/s/ John L. Bradley, Jr.
Print Name:	John L. Bradley, Jr.
Title:	Director

Table of Exhibits
Exhibit A:        Purchase Notice
Schedule 1.01:        Clinical Studies

EXHIBIT A
[Form of Purchase Notice]
[ISSUER LETTERHEAD]
VIA ELECTRONIC MAIL
NovaQuest Pharma Opportunities Fund IV, L.P.
Attention: Matthew Bullard
4208 Six Forks Road, Suite 920
Raleigh, NC 27609
Email: matthew.bullard@nqcapital.com
Telephone: 919-459-8628

Re:	Purchase Notice

Ladies and Gentlemen:

This letter constitutes a “Purchase Notice” delivered pursuant to Section 2.01(a) of that certain Equity Purchase Agreement, dated October 16, 2017, by and between Myovant Sciences Ltd. and NovaQuest Pharma Opportunities Fund IV, L.P. and NovaQuest Pharma Opportunities Fund IV (Parallel), L.P. (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

The details of the purchase to be made pursuant to this Purchase Notice are as follows:

Number of Purchase Shares: __________
Aggregate Purchase Price: $_________

Attached is a certificate executed by the [Chief Financial Officer][Chief Executive Officer] of the Company in the form required by Section 3.03(c) of the Agreement.

MYOVANT SCIENCES LTD.

Name:
Title:

cc    VIA ELECTRONIC MAIL
Wyrick Robbins Yates & Ponton LLP
Attention: Daniel S. Porper and Robert E. Futrell Jr.
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Email: dporper@wyrick.com and rfutrell@wyrick.com
Telephone: 919-781-4000

OFFICER’S CERTIFICATE

I, _______________, do hereby certify to NovaQuest Pharma Opportunities Fund IV, L.P., a Cayman Islands exempted limited partnership, and NovaQuest Pharma Opportunities Fund IV (Parallel), L.P., a Cayman Islands exempted limited partnership (collectively, “Purchaser”), with respect to the common shares of Myovant Sciences Ltd., an exempted company incorporated and organized under the laws of Bermuda (“Issuer”), issuable in connection with the Purchase Notice, dated ___________, 20__ (the “Notice”), and pursuant to Section 3.02(h) of that certain Equity Purchase Agreement, dated October 16, 2017, by and between Purchaser and Issuer (the “Agreement”), as follows:
1.    I am the duly elected ____________ of Issuer.
2.    All common shares of the Issuer to be issued by Issuer to Purchaser on the date hereof shall have been approved for listing on the [New York Stock Exchange] in accordance with the applicable rules and regulations of the [New York Stock Exchange], subject only to official notice of issuance
3.    The representations and warranties of Issuer set forth in Section 5 of the Agreement are true and correct as though made as of the date hereof (except for representations and warranties that speak as of a specific date).
4.    Issuer has performed, satisfied and complied with all covenants, agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with on or before the date hereof.
5.     No fact or condition shall exist that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default.
6.    No Material Adverse Effect or Study Product Failure shall have occurred or shall be reasonably likely to occur.
The undersigned has executed this Certificate this ____ day of ________ 20__.

MYOVANT SCIENCES LTD.

Name:
Title: